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                                                                        ITEM 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                           SECOND AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                         GENERAL GROWTH PROPERTIES, INC.

         It is hereby certified that:

                  1. The name of the Corporation is General Growth Properties, Inc. (the "Corporation").

                  2. The amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is as follows:

                  Paragraph A of Article IV thereof as it now exists is deleted in its entirety and the following new Paragraph A of Article IV is inserted in lieu thereof:

                                   "ARTICLE IV

                           "A. Classes and Number of Shares. The total number of
                  shares of all classes of capital stock that the Corporation shall have authority to issue is Eight Hundred Eighty Million (880,000,000) shares, consisting of (i) Five Million (5,000,000) shares of preferred stock, par value $100.00 per share (the "Preferred Stock") and (ii) Eight Hundred Seventy Five Million (875,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"). At the effective time of this Certificate of Amendment, each issued and outstanding share of Common Stock shall be changed into three shares of Common Stock, so that at such time, each holder of record of issued and outstanding shares of Common Stock, automatically and without further action, shall be and become the holder of two additional shares of Common Stock for each share of Common Stock held of record immediately prior thereto."; and

                  3. The effective time of this Certificate of Amendment shall be 6:00 p.m., Eastern Standard Time, on November 20, 2003.

                  4. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, General Growth Properties, Inc. has caused this Certificate of Amendment to be executed by its duly authorized Secretary this 20th day of November, 2003.

                                    GENERAL GROWTH PROPERTIES, INC.,
                                        a Delaware corporation

                                    By: /s/ Marshall E. Eisenberg
                                        ---------------------------------------
                                        Marshall E. Eisenberg, Secretary